Exhibit 99.2

FOR IMMEDIATE RELEASE

Waste Management Signs Definitive Agreement for $1.94 Billion Divestiture of Wheelabrator Technologies, Inc. to Energy Capital Partners

HOUSTON – July 29, 2014 – Waste Management, Inc. (NYSE:WM) has agreed to sell Wheelabrator Technologies Inc. (“WTI”) to an affiliate of Energy Capital Partners (“ECP”) for $1.94 billion in cash.

Wheelabrator owns or operates 17 waste-to-energy facilities and four independent power-producing facilities in the United States that process over 7.5 million tons of waste and have a combined electric generating capacity of 853 megawatts. It also has four ash monofill landfills, three transfer stations and an ongoing development and construction project in the United Kingdom. During 2013, WTI generated approximately $845 million in total revenue.

In conjunction with the sale, Waste Management will enter into a long-term agreement to supply waste to certain WTI facilities upon closing.

“This transaction aligns with our goal of driving shareholder value by maximizing our focus on our core business and reducing earnings volatility related to electricity sales,” said David P. Steiner, President and Chief Executive Officer of Waste Management. “We look forward to a long-term partnership with ECP through our waste supply agreement.”

Steiner continued, “We appreciate the hard work and dedication of our Wheelabrator employees. They made our waste-to-energy business successful, and we anticipate that the business will continue to be successful under ECP’s ownership.”

“ECP is excited about our acquisition of Wheelabrator given its excellent operating track record of critical assets, and talented and entrepreneurial employees,” said Tyler Reeder, a Partner in Energy Capital Partners. “We believe Waste Management’s strong waste supply capabilities well complement ECP’s deep experience in power generation; and we look forward to continuing to provide Wheelabrator customers and partners with the same continued excellent service they have enjoyed under Waste Management’s ownership.”

Waste Management intends to use the net proceeds from the transaction to drive incremental shareholder value by acquiring assets related to the core business and repurchasing shares, while maintaining a strong balance sheet. “If we use the net proceeds solely to repurchase shares and repay debt, we expect up to two cents accretion to our 2015 diluted earnings per share. If we can identify core business acquisitions that would be more accretive than buying back shares, we will pursue those opportunities. We believe there will be core business assets available at reasonable prices that would meet our criteria. Consequently, we would expect that the use of proceeds will include a combination of accretive acquisitions, share repurchases and debt repayment,” Steiner concluded.

The transaction is subject to Federal Energy Regulatory Commission (FERC) approval and other customary closing conditions, and is expected to close in late 2014.

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Beck

713. 394-5093

tbeck3@wm.com

Energy Capital Partners

Web site

www.ecpartners.com

Paul Parshley

973.671.6106

pparshley@ecpartners.com

Jordan Robinson

973.671.6137

jrobinson@ecpartners.com

Waste Management intends to provide more information on the transaction and address any questions related to the transaction on its upcoming second quarter earnings call to be held today at 10:00 am Eastern.

Barclays and Centerview Partners served as financial advisors to Waste Management on this transaction.

This press release contains forward-looking statements, including statements regarding the timing and completion of the divestiture of WTI, Waste Management’s future relationship with
WTI, use of proceeds of such divestiture, accretion from such use of proceeds, acquisition opportunities, and WTI’s future operations. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, changes in timing and expectations with respect to obtaining necessary approvals and consents, fulfillment of other conditions, economic conditions, and overall business and capital allocation strategy. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual
Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the
United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste
Management visit www.wm.com or www.thinkgreen.com.

ABOUT ENERGY CAPITAL PARTNERS

Energy Capital Partners is an energy-focused private equity firm with over $13 billion in capital commitments and offices in Short Hills, Houston and San Diego. The firm is focused on investing in the power generation, midstream oil and gas, environmental infrastructure, renewable energy, electric transmission, and energy services sectors of North America’s energy industry. Its management has substantial experience leading successful energy companies and energy infrastructure investments. For more information, visit www.ecpartners.com

ABOUT WHEELABRATOR TECHNOLOGIES INC.

A wholly owned subsidiary of Waste Management, Wheelabrator Technologies Inc. is a leader in the safe and environmentally sound conversion of municipal solid waste and other renewable waste fuels into clean energy. Wheelabrator owns or operates 17 waste-to-energy facilities that provide safe waste disposal for towns and cities across the U.S. Wheelabrator also operates four independent power plants designed to generate electricity using an assortment of fuels, including waste wood, waste coal, and natural gas. In addition to producing electricity, some of these facilities also produce steam sold to nearby government and commercial establishments.
Wheelabrator’s 21 facilities have a combined electric generating capacity of 853 megawatts, enough energy to power more than 900,000 homes. To learn more, visit
www.wheelabratortechnologies.com.

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